Exhibit 2.1

DESCRIPTION OF SECURITIES REGISTERED UNDER SECTION 12 OF THE SECURITIES EXCHANGE ACT OF 1934

The following description of the registered securities of Credicorp Ltd. (Credicorp or the Company) is a summary of certain significant provisions of Credicorp’s Memorandum of Association and Bye-laws and Bermuda corporate law. This description does not purport to be complete and is qualified by reference to Credicorp’s Memorandum of Association and Bye-laws and to applicable law.

Description of Common Shares

Share Capital

Credicorp’s Bye-laws provide for its share capital to be a single class of common shares, subject to any resolution of the shareholders to the contrary. Credicorp has a current authorized share capital of US$500,000,000.00 divided into 100,000,000 shares of par value US$5.00 each and a minimum subscribed share capital of US$12,000.00. As of December 31, 2020, Credicorp had 94,382,317 issued registered common shares with a nominal par value of US$5.00 per share. Credicorp’s common shares have been traded on the New York Stock Exchange (NYSE) since October 25, 1995. Credicorp’s common shares also trade on the Lima Stock Exchange (Bolsa de Valores de Lima or BVL by its Spanish initials). They are quoted in US Dollars and trade under the symbol BAP on both exchanges.

Credicorp’s Memorandum of Association authorizes the issuance of redeemable preference shares by the Company.

Credicorp may, by resolution passed by a majority of shareholder votes cast, change the currency denomination of, increase, alter or reduce its share capital in accordance with the Companies Act 1981 of Bermuda. Where, on any alteration of share capital, fractions of shares or some other difficulty would arise, the Board of Directors may deal with or resolve the difficulty in such manner as it thinks fit.

Under the Companies Act 1981 of Bermuda, shareholders may resolve in a general meeting to reduce paid-up share capital that is in excess of the Company’s requirements. Upon such a shareholder resolution reached in accordance with Credicorp’s Bye-laws, the Company must publish notice in a newspaper 15 to 30 days before the reduction in share capital is to become effective, stating (i) the amount of share capital as last determined by the Company; (ii) the amount by which the share capital is to be reduced; and (iii) the date on which the reduction will become effective. Then, the Company may proceed to reduce its share capital by (a) extinguishing or reducing the liability on any of its shares in respect of capital not paid up; (b) with or without extinguishing or reducing liability on any of its shares, cancel any paid up capital that is lost or unrepresented by available assets; or (c) with or without extinguishing or reducing liability of any of its shares, and with or without reducing the number of such shares, pay off any paid-up capital that is in excess of the requirements of the Company. Subject to Credicorp’s Bye-laws, when share capital is to be reduced by cancellation of part of a class of shares, the shares to be cancelled must be selected (a) by lot, in such manner as the Directors determine; (b) as nearly as may be in proportion to the number of shares of the class registered in the name of each shareholder; or (c) in such other manner as the Directors, with the consent of the majority of shareholders of the share class to be cancelled, determine. When shares are to be cancelled to reduce the Company’s share capital, the shares shall be acquired at the lowest price at which the shares are obtainable, in the opinion of the Directors, but not exceeding an amount, if any, stated in the Bye-laws. Credicorp’s Bye-laws do not state any amount or price at which shares are to be cancelled when undertaking a share capital reduction of this kind. There are no conditions in Credicorp’s Memorandum of Association or Bye-laws governing changes in share capital that are more stringent than those required under Bermuda law.

The Board of Directors may exercise all the powers of the Company to borrow money and to mortgage or charge its undertaking, property and uncalled share capital, or any part thereof, and may issue debentures, debenture stock and other securities whether outright or as security for any debt, liability or obligation of the Company or any third party.

There is no provision of the Company’s Memorandum of Association or Bye-laws that would have an effect of delaying, deferring or preventing a change in control of the Company and that would operate only with respect to a merger, acquisition or corporate restructuring involving the Company (or any of its subsidiaries).

Transferability

Credicorp’s shares listed or quoted on the NYSE are freely transferable in accordance with the rules and regulations of the stock exchange or by completing and executing an instrument of transfer in such common form as the Board of Directors may accept and signed by the transferor to transferee registered in Credicorp’s Register of Members. Pursuant to BVL rules, transfers of Credicorp’s ordinary shares quoted on the BVL must be made by book-entry registry and must be made through a member of the BVL that is an authorized broker or dealer. Credicorp does not charge any fees or expenses for transfers.

In the case of the death of a shareholder, the survivor or survivors, where the deceased shareholder was a joint holder, and the legal personal representatives of the deceased shareholder, where the deceased shareholder was a sole holder, shall be the only persons recognized by the Company as having any title to the deceased shareholder’s interest in the shares.

Any person becoming entitled to a share in consequence of the death or bankruptcy of any shareholder may be registered as a shareholder upon such evidence as the Board of Directors may deem sufficient or may elect to nominate some person to be registered as a transferee of such share, and in such case the person becoming entitled must execute in favor of such nominee an instrument of transfer. On the presentation thereof to the Board of Directors, accompanied by such evidence as the Board of Directors may require to prove the title of the transferor, the transferee will be registered as a shareholder; but the Board of Directors will, in either case, have the same right to decline or suspend registration as it would have had in the case of a transfer of the share by that shareholder before such shareholder’s death or bankruptcy, as the case may be.

Shareholder Rights

Under Credicorp’s Bye-laws, any holder of Credicorp’s common shares is entitled to one vote per share, to such dividends as the Board of Directors may from time to time declare and to the surplus assets of Credicorp in the event of a winding-up or dissolution. Unless a different majority is required by law or by Credicorp’s Bye-laws, resolutions to be approved by holders of Credicorp’s common shares require approval by a simple majority of votes cast at a meeting at which a quorum is present.

Credicorp’s shareholders do not have preemptive purchase rights under the Company’s Bye-laws. Credicorp’s Bye-laws do not contain any provisions relating to sinking funds, and shareholders are not subject to further capital calls by the Company.

No limitations on rights to own Credicorp’s securities, or on the rights of non-resident or foreign shareholders to hold or exercise voting rights on those securities, are imposed by Companies Act 1981 of Bermuda or by the Memorandum of Association or Bye-laws of Credicorp.

There are no Bye-law provisions or provisions of Bermuda law governing the ownership threshold above which ownership of Credicorp shares must be disclosed. Under Peruvian law, any individual or legal entity who acquires, directly or indirectly, 1% or more of the share capital of a company operating in the financial and insurance systems (or that is engaged in activities that are either associated with or complementary to the purpose of such companies) in a 12-month period, or who obtains a shareholder stake of 3% or more, must provide Peru’s banking regulator, the Superintendence of Banks, Insurance and Pension Funds (Superintendencia de Banca, Seguros y AFP or SBS by its Spanish Initials) with the information that the SBS requests to identify the shareholder’s main economic activities and the structure of its assets. In addition, transfers of shares of a company operating in the financial or insurance system exceeding 10% of the company’s share capital (or resulting, when aggregated with previous holdings, in the holding of 10% of the company’s share capital) to a single individual or entity, whether directly or indirectly, require prior authorization from the SBS. If a legal person domiciled in Peru holds shares in the financial company in excess of 10%, prior authorization from the SBS is required for the transfer of rights or shares of its holding company in proportions that exceed 10%. If the holding company is a legal person that is not domiciled in Peru, such as Credicorp, the SBS must be informed if there is a modification in the composition of the holding company’s shareholders in proportions that exceed 10%, indicating the names of such shareholders.

Under Peruvian securities market regulation, any issuer with shares registered in a centralized exchange, such as Credicorp, must present to the Superintendence of the Securities Market (Superintendencia del Mercado de Valores or SMV by its Spanish initials) a list of its shareholders who hold more than 0.5% of its capital stock and update the list each month that a change occurs. The issuer also must update the Securities Market Public Register with information on shareholders holding 4% or more of its share capital following any change.

Credicorp can, from time to time, purchase its own shares in accordance with Section 42A of the Companies Act 1981 of Bermuda. Section 42A of the Companies Act 1981 of Bermuda provides that a company cannot purchase its shares if there are reasonable grounds for believing that the company is, or after the purchase would be, unable to pay its liabilities as they become due. Shares purchased under Section 42A are treated as cancelled, and the amount of the company’s issued capital, but not its authorized share capital, is diminished by the nominal value of the cancelled shares.

Amendment of Bye-laws

The rights of Credicorp’s shareholders can be changed by amendment of Credicorp’s Bye-laws. Amendments, rescissions or alterations to Credicorp’s Bye-laws generally require approval by a resolution of its Board of Directors and a resolution of the shareholders passed by a majority of the votes cast in accordance with the provisions of the Bye-laws. Amending Bye-laws 4.11 and 4.23 requires affirmative votes of at least two-thirds of the total issued voting shares of the Company. If at any time there is more than one class of shares, the rights attaching to any class, unless otherwise provided for by the terms of issue of the relevant class, may be changed only by a resolution passed by a majority of the holders of the issued shares of that class. Bye-law amendments may be made at an annual general meeting or at a special general meeting.

No approval or notification to the Bermuda government or any other Bermuda authority is ordinarily required in order to make any amendments to the Bye-laws, except that Credicorp is required to file information concerning the transfer of shares and the registration of estate representatives of deceased shareholders, the duties of the secretary of the Company and the number of member shareholders required to constitute a quorum at any general meeting of the member shareholders of the company in its Bye-laws with the Registrar of Companies in Bermuda in a prescribed form. Credicorp must also file each amendment to such information in its Bye-laws within 30 days of the amendment.

Under the Companies Act 1981 of Bermuda, no shareholder of Credicorp is bound by an alteration made to the Memorandum of Association or Bye-Laws after the date on which he or she became a shareholder, if and so far as the alteration requires the shareholder to take or subscribe for more shares than the number held by the shareholder at the date on which the alteration is made, or in any way increases the shareholder’s liability as at that date to contribute to the share capital of, or otherwise to pay money to, the Company unless the member shareholder agrees in writing, either before or after the alteration is made, to be bound by that alteration.

Under Bermuda law, the holders of an aggregate of not less than 20% in par value of a company’s issued share capital or any class thereof have the right to apply to the Supreme Court of Bermuda for an annulment of any amendment of the Memorandum of Association adopted by shareholders at any general meeting, other than an amendment that alters or reduces a company’s share capital as provided in the Companies Act 1981 of Bermuda. Where such an application is made, the amendment becomes effective only to the extent that it is confirmed by the Bermuda court. An application for an annulment of an amendment of the Memorandum of Association must be made within 21 days after the date on which the resolution altering the company’s Memorandum of Association is passed. The application may be made on behalf of persons entitled to make the application by one or more of those persons as they may appoint in writing for the purpose. No application may be made by shareholders voting in favor of the amendment.

Dividends

In accordance with Credicorp’s dividend policy, each year, Credicorp intends to declare and pay dividends in cash of at least 25% of the Company’s consolidated net profits based on the last audited financial accounts.

The Board of Directors takes into consideration the following when deciding to distribute dividends:

i.	The availability of dividends from the Company’s subsidiaries.

ii.	Whether the declaration and payment of dividends would cause the Company to breach any applicable laws or adversely impact the equity growth requirements of the Company or its subsidiaries.

iii.	Financial performance of the Company.

iv.	General business and economic-financial conditions affecting the Company.

v.	Any other factors which the Board of Directors may deem relevant.

Under Bermuda law, any dividend may only be declared and paid if the Company is able to (i) pay its liabilities as they become due, and (ii) the realizable value of its assets is not less than the aggregate value of its liabilities.

The Board of Directors may in its sole discretion declare and pay a dividend below 25% of consolidated net profits, if any of the above mentioned conditions are not met. Subject to the foregoing, it is expected that dividend payments are to be made once a year within 90 calendar days of the meeting held by the Board of Directors to approve the dividend declaration. No interim dividends are to be paid. This policy has been in force since fiscal year 2016 and will continue to be applicable until amended or rescinded by the Board of Directors.

The Directors may fix any date as the record date for determining the shareholders entitled to receive any dividend, distribution, allotment or issue and such record date may be on, or at any time not more than 30 days before, any date on which such dividend, distribution, allotment or issue is declared, paid or made. When a dividend has been declared, Credicorp Capital Servicios Financieros S.A. acts as paying agent for Credicorp, calculating, coordinating and verifying the payment of dividends. Funds for payment of dividends are not transferred to the paying agent’s accounts, so Credicorp makes dividend payments directly, based on instructions provided by the paying agent.

Credicorp’s dividends are paid without withholding tax at the source. Unclaimed dividends do not earn interest. Dividends unclaimed three years after they are declared revert to the Company, and no shareholder has any rights to such dividends.

Annual General Meeting

Pursuant to Bermuda law and Credicorp’s Bye-laws, an Annual General Meeting (AGM) is held each year. At the AGM, among other matters, the Chairman of the Board of Directors presents the Annual Report and the consolidated financial statements of the Company for the previous fiscal year; Directors up for reelection are voted on and their remuneration defined; the external auditors of the Company are voted on and appointed for the following financial year; any Bye-law amendments are voted on and resolved; and any other matters properly brought before the meeting are considered.

Annual and special general meetings may take place in Bermuda or in any other location outside Bermuda as determined by the Chairman of the Board of Directors or, if there is no Chairman, by the Deputy Chairman. Notices of any general meetings must designate the location and address where the meetings shall take place. The Directors may fix any date as the record date for determining the shareholders entitled to receive notice of and to vote at any general meeting of the Company. At least fourteen days’ notice of an annual general meeting is given to each shareholder stating the date, place and time at which the meeting is to be held, that the election of Directors will take place thereat, and as far as practicable, the other business to be conducted at the meeting. After a decision of the Board of Directors to convene an AGM, in compliance with relevant Peruvian and U.S. laws, the market is notified through a Hecho de Importancia in Peru and a Form 6-K in the United States. Afterwards, a letter is sent to shareholders notifying them of the AGM and including documents detailing the proposals to be considered by shareholders at the AGM. This notice is sent to registered shareholders through Computershare and to DTC participants through Georgeson and Broadridge.

At any general meeting of the Company two persons present in person and representing in person or by proxy in excess of 50% of the total issued voting shares in the Company throughout the meeting shall form a quorum for the transaction of business. If within half an hour from the time appointed for the meeting a quorum is not present, the meeting shall stand adjourned to the same day one week later, at the same time and place or to such other day, time or place as the Board of Directors may determine, at which meeting the persons attending representing in person or by proxy voting shares in the Company will form a quorum for the transaction of business.

Voting at the AGM

Those shareholders that are registered as members in Credicorp’s Register of Members as of the record date will be entitled to receive notice of, to attend and to vote at the AGM. Each share represents one voting right, and for each proposal the shareholder can choose to vote for, against or abstain.

A shareholder who is entitled to attend and vote at the AGM may vote by:

(a)	appointing a proxy representative or attorney to attend and vote at the AGM on their behalf; or

(b)	delivering a direct vote during the AGM.

The instrument appointing a proxy must be in writing signed by the shareholder appointing such proxy, or by his or her attorney duly authorized in writing or, if the shareholder making such appointment is a corporation, either under its seal or signed by an officer, attorney or other person authorized to sign for the corporation. Facsimile and electronic communication (being a communication sent, transmitted, conveyed and received by wire, by radio, by optical means or by other electron magnetic means in any form) are accepted. Shareholders may withdraw their direct vote or proxy, and attend and vote at the AGM, even if they have sent a voting form to the Company.

Subject to the provisions of the Companies Act 1981 of Bermuda and Credicorp’s Bye-laws, any question proposed for the consideration of the shareholders at any general meeting will be decided by the affirmative votes of a majority of the votes cast, and in the case of a tie, the resolution fails.

Election of Directors

Each of Credicorp’s nine Directors holds office for a period (the Election Period) commencing at the AGM at which the Director was elected and ending at the AGM in the third successive year following the year of his or her election or until his or her successor is elected or appointed subject to his or her office being vacated.

The office of Director shall be vacated if the Director: (i) is removed from office pursuant to Credicorp’s Bye-laws or is prohibited from being a Director by law; (ii) is or becomes bankrupt or makes any arrangement or composition with his or her creditors generally; (iii) is or becomes of unsound mind or dies; or (iv) resigns his or her office by notice in writing to the Company. Credicorp’s Board of Directors has the power to appoint any person as a Director to fill a vacancy on the Board of Directors as a result of the death, disability, disqualification or resignation of any Director for the remainder of such director’s term. A resolution in writing signed by all Directors will be as valid as if it had been passed at a meeting duly called and constituted.

Directors are elected, and their remuneration is determined, at the AGM. Directors are elected through the votes shareholders cast for the candidates included in the list proposed by the Compensation and Nominations Committee, which bases selection on the criteria defined in Credicorp’s Corporate Governance Policy and in the Board of Directors bylaw. The Committee also considers the proposals received from shareholders, management, the Board of Directors and the Committee’s members.

The Board of Directors presents the list of candidates to the AGM for the shareholders’ approval. Directors are elected individually. If the candidate obtains a higher number of votes for than against (abstain votes are not considered in the calculation), such candidate will be elected as Director.

At any general meeting, the shareholders may authorize the Board of Directors to fill for the remainder of the Election Period any vacancy in their numbers left unfilled at the AGM. Shareholders at a general meeting or the Board of Directors shall have the power to appoint any person as a Director to fill a vacancy on the Board of Directors for the remainder of the Election Period occurring as a result of the death, disability, disqualification or resignation of any Director.

Special Meetings

Bermuda law provides that a special general meeting of shareholders may be called by the Board of Directors of a company and must be called upon the request of member shareholders holding not less than 10% of the paid-up capital of the company carrying the right to vote at general meetings. Bermuda law requires that shareholders be given at least five days’ advance notice of a general meeting notwithstanding any provision in the Bye-laws, but an unintentional failure notice to any person does not invalidate the proceedings at a meeting.

Special general meetings will be held to consider matters not considered at the annual general meeting. At least ten days’ notice of a special general meeting is given to each shareholder stating the date, time, place and the general nature of the business to be considered at the meeting. Shareholders are notified of special general meetings in the same manner and using the same procedure as used for AGMs. Generally, shareholders have the power to vote on a range of other matters provided under the Companies Act 1981 of Bermuda at a special general meeting convened for that purpose.

Liquidation Rights

Shareholders may decide to voluntarily wind-up and terminate the Company by means of a resolution passed by a majority of the votes cast in accordance with the provisions of the Bye-laws.

Subject to applicable law, in the event of a winding-up or dissolution of the Company, whether voluntary or involuntary or for the purpose of a reorganization or otherwise, or upon any distribution of share capital, the holders of the Company’s common shares will be entitled to the surplus assets of the Company.

Shareholder Actions

Class actions and derivative actions are generally not available to shareholders under Bermuda law. The Bermuda courts, however, may permit a shareholder to commence an action in the name of a company to remedy a wrong to the company where the act complained of is alleged to be beyond the corporate power of the company or illegal or where it would result in the violation of the company’s Memorandum of Association or Bye-laws and would not be capable of ratification by the majority. Furthermore, consideration would be given by a Bermuda court to acts that are alleged to constitute a fraud against the minority shareholders or, for instance, where an act requires the approval of a greater percentage of the company’s shareholders than that which actually approved it.

Credicorp’s Bye-laws contain a broad waiver by shareholders of any claim or right of action, both individually and on the Company’s behalf, against any of the Company’s officers or Directors. This waiver limits the rights of shareholders to assert claims against officers and Directors for any action taken by an officer or Director. It also limits the rights of shareholders to assert claims against officers for the failure of an officer or Director to take any action in the performance of his or her duties, except with respect to any matter involving willful negligence, willful default, fraud or dishonesty on the part of the officer or Director.

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